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IDO Security Inc.

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IDO SECURITY, INC
17 STATE STREET, 22ND Floor
NEW YORK, NY 10004

Letter from the CEO

Dear Fellow Shareholders,

You are receiving this letter along with a folder that introduces you to the newest and most technologically advanced Shoes on weapons detection systems commercially available (our MagShoe™) in the world today, as well as a critical matter to the survival of the company for your vote contained in the enclosed proxy and proxy card.

Last year was both a remarkable year for IDO in the field of science as well as a frankly extremely disappointing one for sales and for our stockholders.

It seems as if the MagShoe™ was in many ways ahead of its time and the world marketplace. That, however, has begun to change dramatically. We would like to take this opportunity to update you and ask for your vote to increase our authorized shares so that they would be available for use in raising additional capital and reducing our outstanding debt so that we might finally be able to capture a market that should by design, capability and performance become dominated by the MagShoe™.

As you know, almost two years ago, Ben Gurion International Airport outside Tel Aviv, Israel fully deployed the MagShoe™ throughout their facility. Being known as one of the most security minded airports in the world, this deployment generated a tremendous initial interest in our product. This ultimately led to the sale of about 150 units worldwide with the majority going to China. Most of the other sales were in smaller quantities primarily for in place testing and deployment. The MagShoe™ performed brilliantly and our customers responded to us with various requests and suggestions for enhancements (software, networking, multi-zone detection, additional height requirements).

While we are experts at what we do, we are a small company. Nonetheless, despite our size and lack of adequate capitalization, with the help of our principal investors, we more than satisfied our potential customers requests. The enclosed brochure shows you the very tangible results of our hard work and the talent of our staff. These two MagShoe™ units represent the very best in the world and we can now go into production and be ready for sales.

The cost to obtain these desired MagShoe™ units in dollars and time was significant. Specialized engineers, new production molds, software engineering among other things were necessary. We met the challenge of raising the capital necessary to do so and were successful with the help of our principal investors.

Much of what happened in 2010 was necessitated by many of the EU (European Union) countries finally deciding that shoes on weapons detection systems were in fact necessary, and beginning last spring they started putting out requests for information on such devices. When they finally settled on requirements for what they would seek, they requested heights of 45 centimeters with multi-zone detection and 22 centimeters. While more than validating the need for the MagShoe™, these new requirements went beyond what the original MagShoe™ was designed to do. Thus were born the new generation MagShoe™ 3G and 3G/4.

We anticipate that in 2011, a number of RFP’S (Request for Proposals) for shoe scanners will be issued throughout the world but in order to compete, we need your help! We have been unable to raise sufficient capital to “get ahead” of what was needed and needs now to be done.

We have been using our stock as capital with our investors and they have taken same for their investment. However, due to the low price of our stock, we have issued all that is available to investors and without your vote to increase our authorized shares we will be unable to issue any additional shares and secure any additional capital.

We have also been paying some of our debt as well as securing additional capital with our stock and without this increase, I do not believe we will be able to secure the additional funding that we need to continue and to compete in a worldwide market place that is finally ripe, ready and requesting our product.

Please give us your vote.

Sincerely,

/s/ M Goldberg

M Goldberg

IDO Security Ltd.
20 Freiman Street, 4th ent.
Rishon LeZion 75358, Israel
Tel. 972-3-952 3599
Fax: 972-3-952 3604
inquiries@idosgroup.com
www.magshoe.net

IDO Security Inc.
17 State Street, 22nd Fl.
New York, NY 10004, USA
Tel. 646-214 1234
Fax. 646-285 0026
inquiries@idosecurityinc.com
www.idosecurityinc.com

A Step Ahead in
Security & Loss Prevention
Solutions

A Publicly Traded Company Under The Symbol of: IDOI

The Company reserves the right to change subjects and contents without any notice.

IDO Security, headquartered in New York with a subsidiary in Israel, designs, develops and markets metal detection products for the Home Land Security and Loss Prevention markets, since 2001.

To date, out products and solutions serve a large client base worldwide, including airports, prisons, parliament buildings, sport stadiums, coin production – mint, cruise ships, residential compounds and more.

Our extensive field-proven experience and client base allows us to constantly develop and update our products to conform to the latest directives issued by relevant authorities in Europe and the USA.

Our flagship product and its patented technology, the field proven MagShoe™ Shoes-On Metal Detector is the first Step-On Step-Off two-foot device in the world.

The technology was originally developed in Cooperation with the Israeli National Security Service, following the 9/11 events and has been constantly improved and updated according to market needs.

www.idosecurityinc.com

The New MagShoe ™  3G Series

MagShoe ™ 3G series – The latest metal detectors from the MagShoe™ family of Shoes-On Metal Detectors from IDO Security.

MagShoe™ metal detectors are employed all over the world wherever a strict control over entry of weapons and other metal objects is required.

Our detectors employ state-of-the-art sensors and algorithms to detect weapons and other controlled metal articles going in or out of secure environments such as government facilities, stadiums, airports, prisons, coin-production mints etc. By providing accurate measurements MagShoe™ solutions keep the false alarm rate low, while detecting guns, parts of guns, knives and metal objects concealed in shoes and the lower part of the body, and at the same time ignoring metal normally found in footwear, like heels, zippers, ornaments etc. This keeps the number of manual inspections required at minimum focusing on the real threat.

The latest models of the MagShoe™ 3G series – features improved sensors and detection algorithms, higher detection range, on-board LED displays for scan results and user information together with the ability to connect to a MagShoe™ centralized Network Management and Control System – the NMC-3.

Usage of the NMC-3 software system allows real-time monitoring and control of all the deployed MagShoe™ units from a central remote location.

MagShoe™3G/4

The 3G/4 model was designed especially for the Aviation Security market. It conforms to EU Aviation Security Regulations concerning detection requirements and other provisions.

The new and improved design focuses on the operator and end-user, the passenger or crew/staff member, with on-board LED display panels for easy visibility of scan results from around the device and a separate set of LED displays for traffic control, indicating to the next passenger in the line when to step on the device, audio signal with programmable settings option for loudness and tune, clearly marked feet positioning pads, Safety Rails for user comfort and safety and more.